Exhibit 99.1

FOR IMMEDIATE RELEASE

Forescout and Advent International Reach Amended Merger Agreement

•	Forescout Shareholders to Receive $29.00 Per Share
•	Advent to Commence Tender Offer; Forescout Board Unanimously Recommends that all Shareholders Tender Their Shares in Support of the Transaction
•	Agreement Provides Immediate and Certain Value

SAN JOSE, Calif. and BOSTON, Mass, July 15, 2020 – Forescout Technologies, Inc. (Nasdaq: FSCT), the leader in device visibility and control, and Advent International (“Advent”), one of the largest and most experienced global private equity investors, today announced that the companies have agreed to amend the terms of their previously announced transaction. The Forescout Board of Directors has unanimously approved a revised definitive agreement under which Advent will acquire all outstanding shares of Forescout common stock for $29.00 per share. Advent has partnered with Crosspoint Capital Partners, a private equity investment firm focused on cybersecurity and privacy industries, as an advisor on this transaction.

Concurrently with executing the amended merger agreement, Forescout and Advent reached a settlement agreement as a result of which the pending litigation in the Delaware Court of Chancery will be dismissed.

“We continue to believe that Advent and Crosspoint Capital Partners are the right partners for Forescout, and we are pleased to have reached this agreement,” said Michael DeCesare, CEO and President of Forescout. “As a private company and with the resources, expertise and support of Advent and Crosspoint Capital Partners, we will remain committed to helping customers solve their most pressing security challenges while applying greater focus to our strategic cloud transformation and our transition to a recurring subscription business model. We look forward to working with Advent and Crosspoint Capital Partners to complete the transaction and build our exciting next chapter.”

“The fundamental strengths that first attracted Advent to Forescout – its differentiated technology, record of innovation, talented employee base and relentless focus on its customers – continue to make this business a compelling platform and critical player in the cybersecurity ecosystem,” said Bryan Taylor, head of Advent’s technology investment team and a Managing Partner in Palo Alto. “Advent and Forescout worked in good faith to reach a solution that could benefit all stakeholders. We look forward to helping Forescout continue to deliver world-class cybersecurity solutions to customers for years to come.”

“We believe revising the terms of the previously announced transaction is the best path forward for Forescout because it removes the significant ongoing distraction of the pending litigation and delivers immediate and certain value to Forescout’s shareholders. The Board of Directors unanimously recommends that shareholders tender their shares in support of the transaction,” said Theresia Gouw, Chair of the Board of Directors.

Forescout’s Board and management will be further strengthened with the additions of Crosspoint Capital Partners’ Greg Clark and Nicholas Noviello following commencement of the tender offer. Mr. Clark, Managing Partner of Crosspoint Capital Partners and former CEO of Symantec and Blue Coat, both leading cybersecurity companies, will join Forescout’s Board of Directors. Mr. Noviello, former Executive Vice President and CFO of Symantec and of NetApp, and CFO of Blue Coat, has over 28 years of global finance and operations, process improvement and company transformation leadership experience, and will join Forescout as COO.

Transaction Details

Under the terms of the revised merger agreement, Advent will commence a tender offer on or before July 20, 2020, to acquire all of the outstanding shares of Forescout common stock for a price of $29.00 per share. The closing of the tender offer is subject to certain limited customary conditions, including the tender by Forescout shareholders of at least one share more than 50% of Forescout’s issued and outstanding shares. Funds affiliates with Advent have committed to provide a full equity backstop in support of the transaction. The transaction is expected to close in the third quarter of 2020.

Promptly following completion of the tender offer, Advent will acquire any shares of Forescout that are not tendered in the tender offer through a second-step merger under Delaware law for consideration equal to the tender offer price. Following the transaction, Forescout will become a privately held company with the flexibility to continue investing in the development and deployment of leading-edge cyber security products and solutions that serve the evolving needs of enterprise customers.

The Forescout Board unanimously recommends that shareholders tender their shares in support of the transaction.

Advisors

Morgan Stanley & Co. LLC is serving as exclusive financial advisor to Forescout and Wilson Sonsini Goodrich & Rosati, Professional Corporation is serving as legal counsel. Ropes & Gray LLP is serving as legal counsel to Advent and Crosspoint Capital Partners.

About Forescout

Forescout provides security at first sight. Our company delivers device visibility and control to enable enterprises and government agencies to gain complete situational awareness of their environment and orchestrate action. Learn more at www.Forescout.com.

About Advent International

Founded in 1984, Advent International is one of the largest and most experienced global private equity investors. The firm has invested in over 350 private equity transactions in 41 countries, and as of March 31, 2020, had $49 billion in assets under management. With 15 offices in 12 countries, Advent has established a globally integrated team of over 200 investment professionals across North America, Europe, Latin America and Asia. The firm focuses on investments in five core sectors, including business and financial services; health care; industrial; retail, consumer and leisure; and technology. After 35 years dedicated to international investing, Advent remains committed to partnering with management teams to deliver sustained revenue and earnings growth for its portfolio companies. For more information, visit www.adventinternational.com or www.linkedin.com/company/advent-international.

About Crosspoint Capital Partners

Crosspoint Capital Partners is a newly formed private equity investment firm focused on the cybersecurity and privacy industries. The firm has assembled a group of highly successful technology visionaries, investors and operators to partner with foundational technology companies, transform the cybersecurity and privacy industries and drive outsized returns. For more information, visit: www.crosspointcapital.com.

Additional Information and Where to Find It

In connection with the proposed acquisition of Forescout Technologies, Inc. (“Forescout”), Advent International Corporation (“Advent”), through one or more affiliates, will commence a tender offer for all of the outstanding shares of Forescout. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Forescout. It is also not a substitute for the tender offer materials that Advent will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Advent will file tender offer materials on Schedule TO with the SEC, and Forescout will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY FORESCOUT’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Forescout’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to Forescout’s stockholders by visiting Forescout’s website (www.forescout.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Forescout with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. FORESCOUT’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY ADVENT OR FORESCOUT WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, ADVENT AND FORESCOUT.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding: Forescout and the proposed acquisition of Forescout by affiliates of Advent; the potential benefits of the proposed transaction; the anticipated timing of the proposed transaction; and Forescout’s plans, objectives, expectations, intentions, financial condition, results of operations and business. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of Forescout’s assumptions prove incorrect, Forescout’s actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include risks associated with: the COVID-19 pandemic and related public health measures on Forescout’s business, customers, markets and the worldwide economy; Forescout’s pending transaction with affiliates of Advent, including the risk that the conditions to the closing of the transaction are not satisfied, including uncertainties as to how many of Forescout’s stockholders will tender their shares in the tender offer, or that the transaction is not consummated; litigation relating to the transaction; uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; risks related to the ability to realize the anticipated benefits of the pending transaction, including the possibility that the expected benefits will not be realized or will not be realized within the expected time periods; risks that the proposed transaction disrupts Forescout’s current plans and operations; risks that the proposed transaction will affect Forescout’s ability to retain or recruit employees; the risk that Forescout’s stock price may decline significantly if the proposed transaction is not completed; the evolution of the cyberthreat landscape facing enterprises in the United States and other countries; Forescout’s plans to attract new customers, retain existing customers and increase Forescout’s annual revenue; the development and delivery of new products; Forescout’s plans and expectations regarding software-as-a-service offerings; Forescout’s ability to execute on, integrate, and realize the benefits of any acquisitions; fluctuations in Forescout’s quarterly results of operations and other operating measures; increasing competition; new integrations to the Forescout platform; general economic, market and business conditions; and the risks described in the filings that Forescout makes with the SEC from time to time, including the risks described under the headings “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in Forescout’s Annual Report on Form 10-K, which was filed with the SEC on February 28, 2020, as amended by Amendment No. 1 on Form 10-K/A to Forescout’s Annual Report on Form 10-K, which was filed with the SEC on April 29, 2020, and which should be read in conjunction with Forescout’s financial results and forward-looking statements, and is available on the SEC filings section of the Investor Relations page of Forescout’s website at https://investors.Forescout.com. Additional information is set forth in Forescout’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which was filed with the SEC on May 11, 2020. All forward-looking statements in this press release are based on information available to Forescout as of the date hereof, and Forescout does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts

Investor Relations:

Michelle Spolver

408-721-5884

michelle.spolver@forescout.com

Media Relations:

Katie Beck

650-314-8705

katie.beck@forescout.com

or

Joele Frank, Wilkinson Brimmer Katcher:

Joele Frank / Jed Repko / Andrew Siegel

212-355-4449

For Advent International:

Kerry Golds / Andrew Johnson

Finsbury

Tel: +1 646 805 2000

Adventinternational-US@finsbury.com